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                                                            EXHIBIT 5

Steven H. Shapiro
Assistant Secretary and Associate General Counsel
FMC Corporation
200 East Randolph Drive
Chicago, Illinois 60601



August 31, 1998



FMC Corporation
200 E. Randolph Drive
Chicago, IL 60601


Ladies and Gentlemen:

Referring to the Registration Statement on Form S-8 being filed by FMC Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of shares issuable under the FMC Corporation 401(k) Plan for Employees Covered by a Collective Bargaining Agreement (the "Plans"), I am of the opinion that:

1. Company is a validly organized and existing corporation under the laws of the State of Delaware.

2. All necessary corporate action has been duly taken to authorize the establishment of the Plans.

3. The Plans have been validly created, and the interests of the participants therein are and will be valid and subsisting in accordance with the terms of the Plans.

4. Upon delivery of shares of Common Stock of the Company to participants in the Plans in accordance with, and pursuant to the terms of, the Plans, such shares will be legally issued, fully paid and nonassessable shares of the Common Stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above.

Very truly yours,

/s/Steven H. Shapiro


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